EXHIBIT 10.39

SENIOR MANAGEMENT AGREEMENT

BY AND BETWEEN

HURON CONSULTING GROUP INC.

AND

STANLEY LOGAN

SENIOR MANAGEMENT AGREEMENT

SENIOR MANAGEMENT AGREEMENT ("the Agreement"), effective as of April 1, 2006 (the "Agreement Date"), by and between Huron Consulting Group Inc., a Delaware corporation (the "Company"), and Stanley N. Logan (the "Executive").

PRELIMINARY RECITALS

A. WHEREAS, the Company is engaged in the business of providing diversified business consulting services (the “Business”). For purposes of this Agreement, the term the “Company” shall include the Company, its subsidiaries and assignees and any successors in interest of the Company and its subsidiaries; and

B. WHEREAS, the Company desires to employ Executive as of the Effective Date, and Executive desires to be so employed by the Company, as set forth herein.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.  Employment.

1.1
Title and Duties. The Company agrees to employ Executive, and Executive agrees to accept employment with the Company, as Managing Director and Vice President of Sales, Strategy and Business Development for the Employment Period, in accordance with the terms and conditions of this Agreement. During the Employment Period, Executive shall have such responsibilities, duties and authorities as are customarily assigned to such position and shall render such services or act in such capacity for the Company and its affiliates, as the Company’s Chief Executive Officer (the “CEO”) shall from time to time direct. Executive shall perform the duties and carry out the responsibilities assigned to Executive, to the best of Executive’s ability, in a trustworthy and businesslike manner for the purpose of advancing the business of the Company. Executive acknowledges that Executive’s duties and responsibilities hereunder will require Executive’s full business time and effort and agrees that, during the Employment Period, Executive will not engage in any other business activity or have any business pursuits or interests which materially interfere or conflict with the performance of Executive’s duties hereunder; provided that Executive may, with the approval of the CEO or his designee, serve on the board of other corporations or charitable organizations and engage in charitable activities, community affairs, and teaching. Executive shall engage in travel as reasonably required in the performance of Executive’s duties.

1.2
Employment Period. The active employment of Executive under this Agreement shall begin on ____________ (the “Effective Date”), and shall continue through the second annual anniversary of the Effective Date (the “Term”). Upon the expiration of the Term, the Executive’s employment may continue on an “at will” basis. “Employment Period” shall mean the Term and any period of “at will” employment thereafter. Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination prior to the date of expiration thereof pursuant to Section 1.3, 1.4 and 1.5.

1.3	Termination Upon Death. If Executive dies during the Employment Period, Executive’s employment shall automatically terminate on the date of Executive’s death.

1.4	Termination by the Company.

(a)
The Company may terminate Executive’s employment hereunder at any time. Such termination shall be effective upon the date notice of such termination is given pursuant to Section 10.6 unless such notice shall otherwise provide.

(b)	For purpose of this Agreement, “Cause” means the occurrence of any of the following events, as determined in the reasonable good faith judgment of the CEO:

(i)
the failure of Executive to perform Executive’s material duties which failure continues for ten (10) days after the Company has given written notice to Executive specifying in reasonable detail the manner in which Executive has failed to perform such duties and affording opportunity to cure;

(ii)
commission by Executive of an act or omission (A) constituting (x) a felony, (y) dishonesty with respect to the Company or (z) fraud, or (B) that (x) could adversely and materially affect the Company’s business or reputation, or (y) involves moral turpitude;

(iii)
the breach, non-performance or non-observance of any of the material terms of this Agreement (other than a breach, non-performance or non-observance described in clause (i) of this Section 1.4(b)), or any other agreement to which Executive and the Company are parties, by Executive, if such breach, non-performance or non-observance shall continue beyond a period of ten (10) days immediately after written notice thereof given by the Company to Executive; or

(iv)
any breach, non-performance or non-observance of any of Sections 6.3, 6.4, 6.5 or 6.7 of this Agreement, provided, however, that if such breach, non-performance or non-observance of Section 6.7 is curable, no Cause will exist if the situation is resolved to the satisfaction of the Company and the Executive within ten (10) days of notification of Executive of the breach, non-performance or non-observance.

(c)
Executive shall be deemed to have a “Permanent Disability” for purposes of this Agreement if Executive is eligible to receive benefits under the Company’s long-term disability plan then-covering Executive.

1.5
Termination by Executive. Executive shall give sixty (60) days’ notice to the Company prior to the effectiveness of any resignation during the Term of Executive’s employment with the Company. If Executive’s resignation is effective within the ninety (90) days immediately following the Company’s notice given to Executive that Executive’s primary location of employment with the Company will change to a location that is more than fifty (50) miles from Executive’s primary location of employment with the Company in Chicago, Illinois, then Executive’s resignation shall be deemed for “Good Reason.”

2.  Compensation and Benefits.

2.1
Base Salary. As consideration for the services of Executive hereunder, during the Term the Company shall pay Executive an annual base salary of $500,000 (the “Base Salary”), payable in accordance with the Company’s customary payroll practices as in effect from time to time. The CEO shall perform an annual review of Executive’s compensation based on Executive’s performance of Executive’s duties and the Company’s other compensation policies, provided that Executive’s Base Salary shall not be reduced without Executive’s consent unless such reduction is part of a comparable overall reduction for members of senior management. The term Base Salary shall include any changes to the Base Salary from time to time.

2.2	Bonus Programs.

(a)
Target and Guaranteed Bonus. During the Term, Executive shall be eligible for an annual bonus in an amount determined by the Compensation Committee of the Board based on Executive’s performance of Executive’s duties and the Company’s other compensation policies (the “Annual Bonus”). Executive’s target Annual Bonus shall be $400,000 (the “Target Amount”). The actual Annual Bonus paid may be more or less than the Target Amount based on Company and Executive performance. Bonuses are paid within two and one half months following year-end and are pro-rated for partial years of employment. The Executive’s right to any bonus payable pursuant to this Section 2.2 shall be contingent upon Executive being employed by the Company on the date the Annual Bonus is generally paid to executives of the Company; provided, however, that if Executive’s employment is terminated by the Company other than for Cause after the end of the Term but prior to the date an Annual Bonus earned during the Term is paid, then Executive shall receive such Annual Bonus when it is paid to other members of senior management.

(i)
For the twelve (12) month period commencing on the Effective Date, Executive shall be entitled to an Annual Bonus not less than the Target Amount, which shall be paid annually in accordance with the Company’s customary payroll practices described above.

(ii)
For the twelve (12) month period commencing on the first anniversary of the Effective Date, Executive shall be entitled to an Annual Bonus not less than the Target Amount, which shall be paid annually in accordance with the Company’s customary payroll practices described above.

(b)
Sign-On Bonus. Within thirty (30) days after the Effective Date, the Company shall pay to Executive a cash bonus in the amount of $600,000 (“Sign-On Bonus”). If the Company terminates Executive’s employment for Cause, or Executive voluntarily resigns his employment without Good Reason at any time prior to the second anniversary of the Effective Date, then Executive shall immediately repay to the Company a pro-rata portion of the Sign-on Bonus. The repayment due the Company shall be calculated as the Sign-On Bonus multiplied by a fraction, the numerator of which is the number of months remaining in the initial two year period and the denominator of which is twenty four.

3.  Equity Awards. Executive shall generally be eligible to participate in the Company’s equity plans from time to time, with the amount of any equity awards, and the terms and conditions under which they are granted, being in the sole discretion of the Company. Such equity awards shall be subject to the terms of the applicable equity incentive plan of the Company and granting agreement. As soon as possible after the Effective Date, Executive shall be granted an equity grant under the 2004 Omnibus Equity Incentive Plan with respect to 40,000 restricted shares of stock of Huron Consulting Group Inc. These shares shall vest in four equal increments, with one-quarter vesting on the first anniversary of the grant date and one-quarter vesting on each of the next three anniversaries of the grant date; provided, however, that no shares shall vest if Executive is not employed by the Company as of such vesting date.

4.  Welfare Benefits and Expenses.

4.1
Welfare Benefits. During the Employment Period, Executive shall be eligible to participate in the various health and welfare benefit plans maintained by the Company for its senior management employees from time to time.

4.2
Business Expenses. During the Employment Period, the Company shall reimburse Executive for all ordinary, necessary and reasonable travel and other business expenses incurred by Executive in connection with the performance of Executive’s duties hereunder, in accordance with the Company policy. Such reimbursement shall be made upon presentation of itemized expense statements and such other supporting documentation as the Company may reasonably require.

5.  Compensation After Termination.

5.1
Termination During the Term For Cause; Resignation During the Term Without Good Reason. If during the Term Executive is terminated by the Company for Cause or if Executive resigns other than for Good Reason then, except as required by law, the Company shall have no further obligations to Executive (except payment of the Base Salary accrued through the date of said termination), and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants at law or in equity).

5.2	Termination During the Term Without Cause; Resignation During the Term For Good Reason.

(a)
If on or before the last day of the Term Executive is terminated by the Company without Cause or Executive resigns for Good Reason, then Executive shall be entitled to receive the following amounts and benefits:

(i)
Severance pay in an amount equal to the Base Salary and guaranteed Annual Bonus that otherwise would have been payable if Executive had continued Executive’s employment hereunder until the last day of the Term (with a minimum period of six (6) months’ base salary), which severance shall be payable to Executive in accordance with the Company’s policies that otherwise would apply to the payment of the Base Salary; and,

(ii)
Continuation of medical benefits during the unexpired portion of the Term (with a minimum of six (6) months) upon the same terms as exist from time to time for active similarly situated executives of the Company.

(b)
The Company shall have no other obligations under this Section 5.2 or otherwise with respect to Executive’s employment from and after the employment termination date, and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants at law or in equity).

5.3
Termination During the Term Due To Death, Permanent Disability. If during the Term Executive is terminated due to Executive’s Permanent Disability or if Executive dies, then (a) Executive or Executive’s estate, as the case may be, shall be entitled to receive (i) payment of Base Salary through the date of termination, (ii) payment of a pro rata Annual Bonus (based on actual results), to be paid at the same time as annual bonuses are paid to other members of senior management, and (b) Executive and/or Executive’s eligible dependents shall receive continuation of medical benefits upon the same terms as exist for similarly situated active executives of the Company for the three (3)-month period immediately following the termination of employment. The Company shall have no other obligations hereunder or otherwise with respect to Executive’s employment from and after the termination date, and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants at law or in equity).

5.4
Termination After the Term. If Executive’s employment is terminated after the expiration of the Term, any compensation or benefits due to Executive (or Executive’s estate) shall be based solely on the plans, policies and programs in effect at the date of termination. The Company shall have no other obligations hereunder or otherwise with respect to Executive’s employment from and after the termination date, and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants at law or in equity).

5.5	Change of Control.

(a) The provisions of Section 5.1, 5.2 and 5.4 hereof to the contrary notwithstanding, if (i) Executive is terminated by the Company without Cause or Executive resigns for CoC Good Reason (defined below) in either case during the period commencing on a Change of Control (defined below) and ending on the second anniversary of the Change of Control (such two-year period being the “Protection Period” hereunder), or (ii) Executive reasonably demonstrates that the Company’s termination of Executive’s employment (or event which, had it occurred following a Change of Control, would have constituted CoC Good Reason) prior to a Change of Control was at the request of a third party who was taking steps reasonably calculated to effect a Change of Control (or otherwise in contemplation of a Change of Control) and a Change of Control actually occurs, (each a “Qualifying Termination”), then Executive shall be entitled to receive: (A) an amount in cash equal to the then-prevailing target amount of Executive’s Annual

Bonus (“Target Bonus”) during the year of termination multiplied by a fraction, the numerator of which is the number of completed days (including the date of termination) during the year of termination and the denominator of which is 365, (B) an amount in cash equal to the sum of Executive’s annual Base Salary and annual Target Bonus, and (C) continuation of medical benefits until the first anniversary of the date of such termination upon the same terms as exist for Executive immediately prior to the termination date; provided, that, in the event of a Qualifying Termination occurring during the Term, Executive shall be entitled to receive the greater of (x) the aggregate amount set forth in clauses (A), (B) and (C) of this Section 5.5 or (y) the aggregate amount set forth in Section 5.2(a) hereof. Following any termination described in this Section 5.5, the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants and any restrictive covenants set forth in any plan, award and agreement applicable to Executive, at law or in equity). Subject to the Executive’s execution of the Release described in Section 10.1, the amounts described in (A) and (B) shall be paid in a lump sum within ten (10) days after the date of termination. Such amounts or benefits shall not be subject to mitigation or offset, except that medical benefits may be offset by comparable benefits obtained by Executive in connection with subsequent employment.

(b) Anything set forth in any equity plan, equity award or any other provision of this Agreement between the Company and Executive to the contrary notwithstanding, all of Executive’s outstanding equity grants that were awarded at or prior to the time of the Change of Control shall fully vest upon the occurrence of a Qualifying Termination.

(c)  The compensation and benefits described in Section 5.5 (a) and 5.5 (b) shall be in lieu of compensation and benefits provided otherwise for a termination under Section 5.2 of this Agreement and any other plan or agreement of the Company, whether adopted before or after the date hereof, which provides severance payments or benefits.

(d) If it is determined that any amount, right or benefit paid or payable (or otherwise provided or to be provided) to Executive by the Company or any of its affiliates under this Agreement or any other plan, program or arrangement under which Executive participates or is a party (collectively, the “Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), subject to the excise tax imposed by Section 4999 of the Code, as amended from time to time (the “Excise Tax”), then the amount of the Payments payable to the Executive under this Agreement shall be reduced (a “Reduction”) to the extent necessary so that no portion of such Payments payable to the Executive is subject to the Excise Tax.

All determinations required to be made under this Section 5.5(d) and the assumptions to be utilized in arriving at such determination, shall be made by an independent, nationally recognized accounting firm mutually acceptable to the Company and the Executive (the “Auditor”); provided that in the event a Reduction is required, the Executive may determine which Payments shall be reduced in order to comply with the provisions of Section 5.5(d). The Auditor shall promptly provide detailed supporting calculations to both the Company and Executive following any determination that a Reduction is necessary. All fees and expenses of the Auditor shall be paid by the Company. All determinations made by the Auditor shall be binding upon the Company and the Executive.

(e) For purposes of this Section 5.5, the term “Change of Control” shall be deemed to have occurred upon the first to occur of any event set forth in any one of the following paragraphs of this Section 5.5 (e):

(i)  any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 40% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)  there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any Person, other than (a) a merger or consolidation which would result in the voting securities of the Company or such subsidiary (as the case may be) outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any Company thereof) at least 60% of the combined voting power of the securities of the Company, or by the Company (directly or indirectly) in such subsidiary, or such surviving entity or any Company thereof outstanding immediately after such merger or consolidation, (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person other than existing security holders is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 40% or more of the combined voting power of the Company’s then outstanding securities, or (c) a merger or consolidation of a subsidiary of the Company that does not represent a sale of all or substantially all of the assets of the Company; or

(iii)  the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company (except for a plan of liquidation or dissolution effected to implement a recapitalization of the Company (or similar transaction) in which no Person other than existing holders of voting securities is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 40% or more of the combined voting power of the Company’s then outstanding securities); or

(iv) there is consummated an agreement for the sale or disposition of all or substantially all of the assets of the Company or of the Company to a Person, other than a sale or disposition by the Company of all or substantially all of the assets of the Company or a sale or disposition by the Company of all or substantially all of the assets of the Company (as the case may be) to an entity, at least 60% of the combined voting power of the voting securities of which are owned by shareholders of the Company (or by the Company, in the case of a sale by the Company) in substantially the same proportions as their ownership of the Company (or the Company) immediately prior to such sale.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

For purposes of this Change of Control definition, (A) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, (B) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, (C) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company or any of the Company’s direct or indirect subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and (D) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(f) For purposes of this Section 5.5 (and distinguished from “Good Reason” provided under certain other circumstances under the Agreement), the term “CoC Good Reason” means the occurrence of any of the following within the twenty-four (24) month period following a Change of Control without the express written consent of Executive:

(i) any material breach of the Company of the Agreement which has not been cured within twenty (20) days after notice of such non-compliance has been given by Executive to the Company;

(ii) a material diminution of duties of Executive;

(iii) any reduction in Base Salary, other than in connection with an across-the-board reduction in Base Salaries applicable in like proportions to all similarly situated executives of the Company and any direct or indirect parent of the Company;

(iv) assignment of duties to Executive that are materially inconsistent with Executive’s position and responsibilities described in this Agreement;

(v) the failure of the Company to assign this Agreement to a successor to the Company or failure of a successor to the Company, as the case may be, to explicitly assume and agree to be bound by this Agreement; or

(vi) requiring Executive to be principally based at any office or location more than fifty (50) miles from the current offices of the Company in Chicago, Illinois.

The foregoing to the contrary notwithstanding, if the Company is acquired as a subsidiary or division of another company, in the absence of other grounds, the Executive shall not have incurred “CoC Good Reason” under subparagraph (iv) on the ground that the Company has ceased to be a reporting company pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 as a result of the Change of Control.

6.  Restrictive Covenants and Agreements.

6.1
Executive’s Acknowledgment. Executive agrees and acknowledges that in order to assure the Company that it will retain its value and that of the Business as a going concern, it is necessary that Executive not utilize special knowledge of the Business and its relationships with customers to compete with the Company. Executive further acknowledges that:

(a)	the Company is and will be engaged in the Business during the Employment Period and thereafter;

(b)
Executive will occupy a position of trust and confidence with the Company, and during the Employment Period, Executive will become familiar with the Company’s trade secrets and with other proprietary and Confidential Information concerning the Company and the Business;

(c)
the agreements and covenants contained in Sections 6, 8 and 9 are essential to protect the Company and the confidentiality of its Confidential Information (defined below) and near permanent client relationships as well as goodwill of the Business and compliance with such agreements and covenants will not impair Executive’s ability to procure subsequent and comparable employment; and

(d)
Executive’s employment with the Company has special, unique and extraordinary value to the Company and the Company would be irreparably damaged if Executive were to provide services to any person or entity in violation of the provisions of this Agreement.

6.2
Confidential Information. As used in this Section 6, “Confidential Information” shall mean the Company’s trade secrets and other non-public information relating to the Company or the Business, including, without limitation, information relating to financial statements, customer identities, potential customers, employees, suppliers, acquisition targets, servicing methods, equipment, programs, strategies and information, analyses, marketing plans and strategies, profit margins and other information developed or used by the Company in connection with the Business that is not known generally to the public or the industry and that gives the Company an advantage in the marketplace. Confidential Information shall not include any information that is in the public domain or becomes known in the public domain through no wrongful act on the part of Executive. Executive agrees to deliver to the Company at the termination of Executive’s employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the Business or the Company or other forms of Confidential Information which Executive may then possess or have under Executive’s control.

6.3
Non-Disclosure. Executive agrees that during employment with the Company and thereafter, Executive shall not reveal to any competitor or other person or entity (other than current employees of the Company) any Confidential Information regarding Clients (as defined herein) that Executive obtains while performing services for the Company. Executive further agrees that Executive will not use or disclose any Confidential Information of the Company, other than in connection with Executive’s work for the Company, until such information becomes generally known in the industry through no fault of Executive.

6.4
Non-Solicitation of Clients. Executive acknowledges that Executive will learn and develop Confidential Information relating to the Company’s Clients and relating to the Company’s servicing of those Clients. Executive recognizes that the Company’s relationships with its Clients are extremely valuable to it and that the protection of the Company’s relationships with its Clients is essential.

Accordingly, and in consideration of the Company’s employment of Executive and the various benefits and payments provided in conjunction therewith, Executive agrees that during the Employment Period and for the longer period (“Restricted Period”) thereafter of (i) the period during which Executive is entitled to receive severance payments under Section 5.2(a)(i) or (ii) twelve (12) months following any termination of employment with the Company, Executive will not, whether or not Executive is then self-employed or employed by another, directly or through another, provide services that are the same or similar to those services offered for sale and/or under any stage of development by the Company at the time of Executive’s termination, to any Client of the Company whom Executive:

(a)	obtained as a Client for the Company; or

(b)	consulted with, provided services for, or supervised the provision of services for during the twelve (12) month period immediately preceding termination of Executive’s employment; or

(c)	submitted or assisted in the submission of a proposal for the provision of services during the six (6) month period immediately preceding termination of Executive’s employment.

“Client” shall mean those persons or firms for whom the Company has either directly or indirectly provided services within the twenty-four (24)-month period immediately preceding termination of Executive’s employment and therefore includes both the referral source or entity that consults with the Company and the entity to which the consultation related. “Client” also includes those persons or firms to whom Executive has submitted a proposal (or assisted in the submission of a proposal) to perform services during the six (6) month period immediately preceding termination of Executive’s employment.

6.5
Non-Interference with Relationships. Executive shall not at any time during the Restricted Period directly or indirectly solicit, induce or encourage (a) any executive or employee of the Company, or (b) any customer, client, supplier, lender, professional advisor or other business relation of the Company to leave, alter or cease his/her/its relationship with the Company, for any reason whatsoever. Executive shall not hire or assist in the hiring of any executive or employee of the Company for that same time period, whether or not Executive is then self-employed or employed by another business. Executive shall not at any time directly or indirectly make disparaging remarks about the Company.

6.6	Modification. If any court of competent jurisdiction shall at any time deem that the term of any Restrictive Covenant is too lengthy, or the scope or subject matter of any

Restrictive Covenant exceeds the limitations imposed by applicable law, the parties agree that provisions of Sections 6.3, 6.4 and 6.5 shall be amended to the minimum extent necessary such that the provision is enforceable or permissible by such applicable law and be enforced as amended.

6.7
Representations and Warranties. Executive has made full disclosure to the Company concerning the existence of, and delivered copies of any documents relating to, any contractual arrangement (including, but not limited to, any non-compete or non-solicitation agreement) that Executive has with any current or former employer which agreement purports to be in effect as of the date of this offer or the dates of Executive’s intended employment with the Company. Executive represents, warrants and covenants to the Company that (a) Executive is not a party to or bound by any employment agreement, noncompete, nonsolicitation (of customers or employees), nondisturbance (of customers, employees or vendors), or confidentiality agreement with any previous employer or any other person or entity that would be violated by Executive’s acceptance of this position or which would interfere in any material respect with the performance of Executive’s duties with the Company, (b) that Executive will not use any confidential information or trade secrets of any person or party other than the Company in connection with the performance of Executive’s duties with the Company, (c) that Executive will not at any time breach (or threaten to breach) any such agreement with any such previous employer or any other person or entity during Executive’s employment with the Company and (d) Executive shall not at any time enter into any modification of any forgoing such agreement or any new agreement with, waive any rights of Executive under any agreement with, or acknowledge any amounts due from Executive to, Executive’s previous employer without first obtaining the prior written consent of the Company in its sole discretion. Executive shall hereafter immediately disclose to the Company any knowledge of Executive of a possible or potential violation of any forgoing such agreement occurring at any time.

7.  Ownership of Intellectual Property. All intellectual property, ideas, inventions, writings, software and Confidential Information created or conceived by Executive alone or with others while employed with the Company that relate to the Company’s business or clients or work assigned to Executive by the Company (collectively, “Materials”) constitute “work made for hire” and are the exclusive property of the Company. If for any reason any Materials cannot legally constitute a “work made for hire,” then this Agreement shall operate as an irrevocable assignment and agreement to assign to the Company all right, title and interest in such Materials. Executive will promptly disclose to the Company in writing all Materials developed during his employment with the Company, and Executive will execute such documents as may be necessary to evidence his assignment(s) of all right, title and interest in Materials to the Company. If Executive claims ownership in any intellectual property, ideas or inventions that predate his employment with the Company, then Executive will disclose such claims in writing to the Company’s Human Resources Department before commencing any work for the Company.

8.  Effect on Termination. If, for any reason, this Agreement shall terminate or Executive’s employment with the Company shall terminate, then, notwithstanding such termination, those provisions contained in Sections 6, 7, 8 9 and 10 hereof shall survive and thereafter remain in full force and effect.

9.  Remedies.

9.1
Non-Exclusive Remedy for Restrictive Covenants. Executive acknowledges and agrees that the covenants set forth in Sections 6.3, 6.4, and 6.5 of this Agreement (collectively, the “Restrictive Covenants”) are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of the Restrictive Covenants, and that in the event of Executive’s actual or threatened breach of any such Restrictive Covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by Executive of any of the Restrictive Covenants, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages or the posting of bond. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

9.2
Arbitration. Except as set forth in Section 9.1, any controversy or claim arising out of or related to (i) this Agreement, (ii) the breach thereof, (iii) Executive’s employment with the Company or the termination of such employment, or (iv) Employment Discrimination, shall be settled by arbitration in Chicago, Illinois before a single arbitrator administered by the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Employment Disputes, amended and restated effective as of January 1, 2004 (the “Employment Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, Rule R-34 of the AAA’s Commercial Arbitration Rules amended and restated effective as of July 1, 2003 (instead of Rule 27 of the Employment Rules) shall apply to interim measures. References herein to any arbitration rule(s) shall be construed as referring to such rule(s) as amended or renumbered from time to time and to any successor rules. References to the AAA include any successor organization. “Employment Discrimination” means any discrimination against or harassment of Executive in connection with Executive’s employment with the Company or the termination of such employment, including any discrimination or harassment prohibited under federal, state or local statute or other applicable law, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disability Act, the Family and Medical Leave Act, the Fair Labor Standards Act, or any similar federal, state or local statute.

10.  Miscellaneous.

10.1
General Release. Executive acknowledges and agrees that Executive’s right to receive severance pay and other benefits (including any post-termination equity vesting) pursuant to Section 5.1, Section 5.2 and Section 5.5 of this Agreement is contingent upon Executive’s compliance with the covenants, representations and warranties and agreements set forth in Section 6 of this Agreement and Executive’s execution and acceptance of the terms and conditions of, and the effectiveness of, a general release in a form substantially similar to that attached hereto as Exhibit A (the “Release”). If the Executive fails to comply with the covenants set forth in Section 6 or if the Executive fails to execute the Release or revokes the Release during the seven (7)-day period following Executive’s execution of the Release, then the Executive shall not be entitled to any severance payments or other such benefits to which the Executive otherwise would have been entitled under Sections 5.1, 5.2 or 5.5.

10.2	Code Section 409A. Notwithstanding anything in this Agreement or elsewhere to the contrary:

(a)
If payment or provision of any amount or other benefit that is “deferred compensation” subject to Code Section 409A at the time otherwise specified in this Agreement or elsewhere would subject such amount or benefit to additional tax pursuant to Code Section 409A(a)(1)(B), and if payment or provision thereof at a later date would avoid any such additional tax, then the payment or provision thereof shall be postponed to the earliest date on which such amount or benefit can be paid or provided without incurring any such additional tax.

(b)
If any payment or benefit permitted or required under this Agreement, or otherwise, is reasonably determined by either party to be subject for any reason to a material risk of additional tax pursuant to Code Section 409A (a) (1) (B), including when final regulations and issued thereunder, then the parties shall promptly agree in good faith on appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to either party.

10.3
Assignment. Executive may not assign any of Executive’s rights or obligations hereunder without the written consent of the Company. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

10.4
Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity and without invalidating the remainder of this Agreement.

10.5	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

10.6
Descriptive Headings; Interpretation. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

10.7
Notices. All notices, demands or other communications to be given under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally to the recipient, (ii) sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (iii) transmitted by telecopy to the recipient with a confirmation copy to follow the next day to be delivered by overnight carrier. Such notices, demands and other communications shall be sent to the addresses indicated below:

To the Company:	Huron Consulting Group Inc.
550 West Van Buren Street
Chicago, IL 60607
Attention: Natalia Delgado
Facsimile: (312) 583-8701

To Executive:	Stanley Logan
747 N. Wabash Ave.
Apt. 801
Chicago, IL 60611

or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. The date in which such notice shall be deemed given shall be (w) the date of receipt if personally delivered, (x) three business days after the date of mailing if sent by certified or registered mail, (y) one business day after the date of delivery to the overnight courier if sent by overnight courier or (z) the next business day after the date of transmittal by telecopy.

10.8	Preamble; Preliminary Recitals. The Preliminary Recitals set forth in the Preamble hereto are hereby incorporated and made part of this Agreement.

10.9	Taxes. All compensation payable to Executive from the Company shall be subject to all applicable withholding taxes, normal payroll withholding and any other amounts required by law to be withheld.

10.10
Entire Agreement. Except as otherwise expressly set forth herein, this Agreement sets forth the entire understanding of the parties, and supersedes and preempts all prior oral or written understandings and agreements with respect to the subject matter hereof.

10.11
Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Illinois without giving effect to provisions thereof regarding conflict of laws.

10.12
No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

10.13	Amendment and Waivers. Any provisions of the Agreement may be amended or waived only with the prior written consent of the Company and Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates written below.

THE COMPANY: HURON CONSULTING GROUP INC. By: /s/ Gary Holdren Its: CEO Date: April 5, 2006
Stanley Logan /s/ Stanley N. Logan Stanley N. Logan (print name) April 5, 2006 Date

Exhibit A

GENERAL RELEASE OF ALL CLAIMS

1.  For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned (“Executive”), for Executive, Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge Huron Consulting Group Inc. (“Company”), Company’s agents, subsidiaries, Company’s affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to Executive’s employment with the Company or any of its affiliates and the termination of Executive’s employment. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Senior Management Agreement between the Company and Executive, dated as of April 1, 2006, as amended from time to time (the “Senior Management Agreement”)(but excluding claims regarding severance pay and benefits) and any claims under any equity agreements (including stock option and restricted stock agreements) between Executive and Company) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Age Discrimination in Employment Act (ADEA), the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Illinois Human Rights Act, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes a release by Executive of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with the Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to any claims or rights that may arise after the date Executive signs this General Release. The foregoing release does not cover any right to indemnification now existing under any insurance covering Executive or the by-laws or Operating Agreement of the Company regardless of when any claim is filed.

2.  Excluded from this release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

3.  Executive agrees never to sue Releasees in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release. If Executive violates this General Release by suing Releasees, other than under the ADEA or as otherwise set forth in Section 1 hereof, Executive shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the interest of the parties that such claims are waived.

4.  Executive acknowledges and recites that:

(a)  Executive has executed this General Release knowingly and voluntarily;

(b)  Executive has read and understands this General Release in its entirety;

(c)  Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice Executive wishes with respect to the terms of this General Release before executing it;

(d)  Executive’s execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate about the terms of this General Release; and

(e)  Executive has been offered 21 calendar days after receipt of this General Release to consider its terms before executing it.

5.  This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Illinois, except for the application of pre-emptive Federal law.

6.  Executive shall have 7 days from the date hereof to revoke this General Release by providing written notice of the revocation to the Company, as provided in subsection 10.6 of the Senior Management Agreement, in which event this General Release shall be unenforceable and null and void.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

[Name of Executive]

Date:
Executive